Exhibit 99.1
NEWS RELEASE

Date: February 5, 2008	CorVel Corporation
2010 Main Street
Suite 600
Irvine, CA 92614

FOR IMMEDIATE RELEASE	Contact: Heather Burnham
Phone: 949-851-1473
http://www.corvel.com
CorVel Announces Record Earnings per Share
IRVINE, California, February 5, 2008 – CorVel Corporation (NASDAQ: CRVL) reported record earnings per share of $0.43 for the quarter ended December 31, 2007, up 61% from the $0.27 earnings per share reported for the quarter ended December 2006. The December 2007 quarter revenues were $76.7 million, up 15% from $66.6 million in the December quarter of 2006. Revenues and earnings for the December 2007 quarter reflected the Company’s improving results in all its product lines, as well as the current Enterprise Comp expansion.
The Enterprise Comp line of full service solutions in workers compensation continued to be well received in the market. This business group has been expanding its management team, integrating systems and continuing the five year effort CorVel has made to develop unique workflow tools for the management of workers compensation claims. Integration of these tools with CorVel’s previously existing managed care software and services contributed to results improvements in the quarter.
December 2007 quarter results benefited from continuing improvements in medical bill review and preferred provider services (PPO) savings achieved for customers. The Company’s specialty medical review businesses are expanding its services to the Accident & Health market. CorCare, CorVel’s national workers compensation PPO, is expanding the access of its services by insurers, TPA’s and other managed care vendors. Expansions to the breadth and depth of the CorCare PPO, further improved patient access.
The pace of business expansion, coupled with investments in the Company’s systems infrastructure, has caused increases in expenses. During the December 2007 quarter the Company’s data center moved most of its operations into a professionally managed, more secure “co-location” facility remote from the prior data center. These efforts continue CorVel’s long-standing strategy of investment in the systems and communications technologies so important to the Company’s long term strategies. Although this has raised expenses in current quarters, the transition went smoothly and we believe accomplished the goal of increasing the security of customer service.

About CorVel
CorVel Corporation (http://www.corvel.com/) is a national provider of leading-edge services and solutions in the field of managed healthcare. CorVel specializes in applying information technology and e-commerce applications to improve healthcare management in the workers’ compensation, group health, auto and disability management insurance markets. The Company provides networks of preferred providers, case management, utilization management, independent medical evaluations and medical bill review to more than 2,000 clients nationwide. Leveraging its commitment to flexibility and personal service, CorVel delivers custom solutions for employers, insurers, third party administrators and government entities.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on the Company’s current expectations, estimates and projections about the Company, management’s beliefs, and certain assumptions made by the Company, and events beyond the Company’s control, all of which are subject to change. Such forward-looking statements include, but are not limited to, statements relating to the Company’s financial statements and business. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause the Company’s actual results to differ materially and adversely from those expressed in any forward-looking statement.
The risks and uncertainties referred to above include, but are not limited to, factors described in this press release and the Company’s filings with the Securities and Exchange Commission, including “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended March 31, 2007. The forward-looking statements in this press release speak only as of the date they are made. The Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

CorVel Corporation
Quarterly Results — Income Statement (unaudited)
Quarter ended December 31, 2006 and 2007

	Quarter Ended	Quarter Ended
	December 31,	December 31,
	2006	2007

Revenues	$66,580,000	$76,678,000
Cost of revenues	51,048,000	56,279,000

Gross profit	15,532,000	20,399,000

General and administrative	9,263,000	10,584,000

Income from operations	6,269,000	9,815,000

Income tax expense	2,444,000	3,829,000

Net income	$3,825,000	$5,986,000

Earnings Per Share:
Basic	$0.27	$0.43
Diluted	$0.27	$0.43

Weighted Shares:
Basic	14,026,000	13,813,000
Diluted	14,368,000	13,964,000

	9 months ended	9 months ended
	December 31,	December 31,
	2006	2007

Revenues	$203,671,000	$224,526,000
Cost of revenues	155,416,000	167,291,000

Gross profit	48,255,000	57,235,000

General and administrative	26,472,000	29,059,000

Income from operations	21,783,000	28,176,000

Income tax expense	8,495,000	10,996,000

Net income	$13,288,000	$17,180,000

Earnings Per Share:
Basic	$0.94	$1.24
Diluted	$0.93	$1.22

Weighted Shares:
Basic	14,091,000	13,889,000
Diluted	14,255,000	14,062,000

CorVel Corporation
Quarterly Results — Condensed Balance Sheet
March 31, 2007 (audited) and December 31, 2007 (unaudited)

	March 31,	December 31,
	2007	2007

Cash	$15,020,000	$11,320,000
Accounts receiveable, net	41,027,000	40,452,000
Prepaid expenses and taxes	3,090,000	3,508,000
Deferred income taxes	5,150,000	5,139,000
Property, net	24,864,000	30,844,000
Goodwill and other assets	24,617,000	39,118,000

Total	$113,768,000	$130,381,000

Accounts and taxes payable	$13,418,000	$14,243,000
Accrued liabilities	15,851,000	18,447,000
Deferred tax liability	5,302,000	6,113,000
Paid in capital	75,557,000	78,883,000
Treasury stock	-154,091,000	-162,216,000
Retained earnings	157,731,000	174,911,000

Total	$113,768,000	$130,381,000